TRACK DATA CORPORATION
N E W S   R E L E A S E

TRACK DATA REPORTS SECOND QUARTER RESULTS

Brooklyn, New York - August 11, 2005 - Track Data Corporation (Nasdaq: TRAC) today announced results for its second quarter ended June 30, 2005.

The Company’s one for five stock split became effective on February 28, 2005. All per share information in this release has been adjusted to reflect the stock split.

Revenues for the second quarter ended June 30, 2005 were $8,478,000 compared to $9,822,000 for the same period in 2004, a decrease of 14%. Net loss for the second quarter of 2005 was $(305,000), or $(.03) per share, compared to net income of $693,000, or $.07 per share, in 2004. The Company continues to experience declines in revenues from its market data services to the professional market. Management expects this trend to continue through 2005, negatively impacting revenues and profits. Revenues from Track ECN increased in the second quarter of 2005 compared to the second quarter of 2004, mostly offsetting the decline in the professional market data revenues; however, these increased revenues did not offset the reduction in profits due to very low margins and the cost of clearing. The Company will reduce its ECN clearing costs as it expects to commence self clearing of its ECN business by the end of the third quarter. Further, the Company has experienced a decline in ECN revenues in the second quarter of 2005 compared to the first quarter of 2005. Revenues from the non-professional market declined in the second quarter of 2005 compared to 2004 due to significantly reduced trading volume and market data revenues. The 2005 period includes after-tax income of $147,000 from the reversal of a judgment on sales taxes assessed. The 2005 and 2004 periods include after-tax gains of $326,000 and $59,000, respectively, from the sale of Innodata and Edgar Online common stock.

Revenues for the six months ended June 30, 2005 were $18,587,000 compared to $20,595,000 for the same period in 2004, a decrease of 10%. Net loss for the 2005 period was $(19,000), or $.00 per share, compared to net income of $1,817,000, or $.19 per share, in 2004. The decline in revenues was due to the factors set forth above. The 2005 period includes after-tax income of $369,000 from telecommunications credits and the reversal of a judgment on sales taxes assessed. The 2005 and 2004 periods include after-tax gains of $633,000 and $325,000, respectively, from the sale of Innodata and Edgar online common stock.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access trading platform with fully integrated market data. proTrack offers unbiased trade routing, allowing clients control over where their orders are sent. proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers the highest published rebate in the industry.

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95 Rockwell Place Brooklyn, NY 11217 Tel: 718.522.7373 Fax: 718.260.4375

For individual investors, Track Data Securities offers myTrack and TrackTrade, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and TrackTrade offer continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources. Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Rafi Reguer, Vice President, Corporate Communications, at
718-522-0222 or by e-mail: rafi_reguer@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 8-K, 10-Q, S-3 and S-8. Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2005		2004		2005		2004
Revenues	$8,478,000		$9,822,000		$18,587,000		$20,595,000
Net (loss) income	(305,000)	(A)(C)	693,000	(A)	(19,000)	(B)(C)(D)	1,817,000	(B)
Basic and diluted (loss) income per share	$(.03)		$.07		$.00		$.19
(A)	Includes an after tax gain on sales of Innodata and Edgar Online common stock of $326,000 in 2005 and $ 59,000 in 2004.
(B)	Includes an after tax gain on sales of Innodata and Edgar Online common stock of $633,000 in 2005 and $325,000 in 2004.
(C)	Includes after-tax income of $147,000 from the reversal of a judgment on sales taxes assessed.
(D)	Includes after-tax income of $222,000 from telecommunication credits.